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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

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On March 23, 2016, Sessa Capital (Master), L.P. issued the following press release and posted it and the following investor presentation to http://FixAshfordPrime.com:

SESSA CAPITAL FILES DETAILED INVESTOR PRESENTATION ON ASHFORD HOSPITALITY PRIME

Highlights what Sessa Believes are Ashford Prime’s Failed Track Record of Corporate Governance and Financial Performance, and Efforts to Obstruct Common
Shareholder Voting Rights

Sessa’s Highly Qualified Director Nominees are Committed to Representing the Rights of All Ashford Prime Shareholders

Urges Shareholders to Vote the WHITE Proxy Card

NEW YORK, March 23, 2016 – Sessa Capital (Master), L.P. (“Sessa”), the third largest shareholder of Ashford Hospitality Prime, Inc. (NYSE:AHP) (“Ashford Prime” or the “Company”), today announced the release of an investor presentation in connection with Sessa’s slate of five highly qualified nominees for election to the Board of Directors of Ashford Prime at the Company’s upcoming annual meeting of shareholders. The Company has yet to publicly announce the scheduled date of the annual meeting, but has disclosed in response to Sessa’s court case that the meeting is anticipated to occur the week of June 6, 2016.

The presentation outlines why Sessa believes immediate change in Board composition is needed at Ashford Prime, whose shareholders have suffered a destruction of value under the watch of the incumbent Board and its Chairman & CEO Monty Bennett. In contrast to what Sessa views as the incumbent Board’s history of caving in to Chairman Bennett and Ashford Prime’s external advisor Ashford Inc., Sessa’s nominees will be solely aligned with the interests of Ashford Prime’s shareholders. The presentation details why Sessa believes it is time for Ashford Prime to turn the page on the poor governance practices of the past and elect a set of highly qualified new directors.

The Investor Presentation is available on the “Presentation” tab of FixAshfordPrime.com and is being filed with the Securities and Exchange Commission.

Sessa urges shareholders to vote the WHITE proxy card for its proposed slate of five board nominees, who possess significant experience in the areas of real estate investing, lodging industry management, capital markets and corporate governance.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”). The participants in the proxy solicitation include Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Contacts

Media:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett, 212-687-8080

Daniel Goldstein, 310-201-2040

Or

Investor:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger, 212-750-5833

March 2016 PRESENTATION TO SHAREHOLDERS OF ASHFORD HOSPITALITY PRIME (AHP)

1 Introduction to Sessa Capital ▪ Sessa Capital is a New York - based investment advisor that focuses on value and special situations investing. ▪ The firm was founded in 2012 by John Petry and currently manages approximately $350 million. ▪ Sessa’s investment objective is to outperform the broad equity market indices over a multi - year investment horizon by managing a long - biased, flexible, and concentrated portfolio comprised of attractive risk/return situations. ▪ Sessa’s fundamental , value - focused investing strategy has long term - oriented investors who are aligned with Sessa’s investment philosophy. ▪ Activism has been forced upon Sessa by the actions of AHP’s management and Board – this is Sessa’s only time as an activist. Sessa is seeking to protect the interests of its investors and all shareholders against the actions of a company in which Sessa holds an interest . ▪ Sessa made its first investment in AHP over a year ago. Sessa is AHP’s third largest shareholder with 8.2 % ownership of the common shares.

2 Table of Contents I AHP Background and History II AHP’s Fundamental Failings Harming Shareholder Value III Sessa’s Nominees IV Sessa’s Goals

3 Executive Summary ▪ AHP is an externally managed REIT with total shareholder return (including dividends) that trails its peers, 1 with AHP investors having lost 47% since it listed versus a Peer Group return of approximately 8% – a staggering 55% points of underperformance . ▪ AHP’s corporate governance may be ‘worst in class’ and justifies wholesale change at the Board level. AHP stock price from 11/20/13, vs Company - defined peers, through 3/18/16 1) AHP’s self - selected peer group is Chesapeake Lodging Trust, DiamondRock Hospitality Co., Lasalle Hotel Properties, Pebblebrook Hotel Trust and Sunstone Hotel Investors, Inc . All data in this presentation is current as of 3/18/16 unless otherwise noted .

4 Executive Summary ▪ In AHP’s brief history, management’s actions have destroyed substantial shareholder value, and AHP’s total shareholder return has significantly lagged its peer group. We believe this results from four fundamental issues: ▪ Governance Failures : AHP’s advisory agreement has abrogated independent oversight and accountability. The CEO, through the externally managed structure, essentially reports to himself. For example, AHP’s Board greatly restricted its ability to sell assets and relinquished its ability to hire/fire the CEO. ▪ Conflicts in Capital Allocation and Transactions : AHP has allowed AINC to have misaligned financial incentives to pursue growth over per share value, leading to questionable equity issuances, overpriced acquisitions and an investment in an illiquid hedge fund managed by AINC and Chairman Bennett . ▪ Misaligned Cross - Ownership : Chairman Bennett and his family currently own a larger percentage of AINC than AHP. Once the Remington transaction closes, the Bennett family will own over 56% of AINC, 1 about 5x their ownership percentage of AHP. It is in Chairman Bennett’s economic interest to favor AINC over AHP. ▪ Conflicted Board : AHP’s Board is plagued by multiple personal conflicts of interest: longtime friendships with Chairman Bennett, meaningful financial support of directors by Chairman Bennett and other interlocking relationships have resulted in a Board that has been overly accommodating to Chairman Bennett . (1) On a fully diluted, as converted basis pro forma for the pending Remington transaction.

5 Executive Summary – Governance Failures ▪ The Board has overseen the expansion and redefinition of an advisory agreement termination fee that AHP now says could be “ hundreds of millions of dollars ” and applies in multiple scenarios. In October 2015, Chairman Bennett estimated the fee would be $4 - 5 per share (about half of market cap). Chairman Bennett now refuses to disclose by how much it has increased. ▪ The Board has taken numerous entrenchment measures, including: ▪ Approving the sale of voting shares for 1¢ per share to insiders, including Chairman Bennett ▪ Threatening to apply the termination fee to the election of Sessa’s nominees ▪ Filing two lawsuits against Sessa , AHP’s third largest shareholder, to seek to disenfranchise shareholders at the upcoming annual meeting ▪ Restricting, via the termination fee, its own ability to sell more than 1 hotel per year The termination fee is excessive, unreasonable, and impossible to calculate. The current Board has made it worse

6 Executive Summary – Current Board Worsens Termination Fee AHP claimed in its 2/3/16 press release, “ The magnitude of the termination fee that Sessa is complaining about remains unchanged.” History and AHP’s own words tell a different story: AHP’s Board approved the change in the definition of “Net Earnings” to instead mean Adjusted EBITDA. The fee is applied in more situations and is much more expensive. The Board’s ability to remove advisor at 3x base fee in certain circumstances was revoked 11/20/13 AHP Spin - off 5/13/14 First Amendment removes ability to pay a termination fee of 3x base + incentive fees (about $30 million) if termination is due to unsatisfactory performance or unfair fees 8/7/15 Chairman Bennett stated that the termination fee is “ as low as a buck and change ” per AHP share 6/10/15 Third Amendment (1) changed defined term of “Net Earnings” to mean "Adjusted EBITDA”, (2) applied fee to asset sales of 1 or more hotel in a year, (3) created Proxy Penalty, and (4) changed formula to use multiples on TEV/EBITDA instead of net earnings 10/20/15 Termination fee estimated as $4 to $5 per share or about $150 million 2/3/16 AHP states: “The magnitude of the termination fee that Sessa is complaining about remains unchanged” 3/9/16 Termination fee estimated as “ hundreds of millions of dollars ” 2013 2014 2015 2016

7 Executive Summary – The Sessa Solution ▪ Only a new, majority slate will address all of the governance issues facing AHP. Sessa’s highly qualified, unconflicted nominees include individuals with: ▪ Experience as a long - time REIT CEO and real estate developer ▪ Experience as a public company CEO and CFO, along with multiple public company directorships ▪ Investment banking hospitality experience and service as a board member of multiple public companies ▪ A strong reputation as a well - known corporate governance expert, professor, and author ▪ Significant investment management experience and material alignment with shareholder interests (as principal of 8.2% shareholder in AHP) Most important: our nominees have no pre - existing relationships with management that compromise their independence. Existing hotel management contracts will remain in place

8 I AHP Background and History II AHP’s Fundamental Failings Harming Shareholder Value III Sessa’s Nominees IV Sessa’s Goals

9 AHP at a Glance ▪ AHP is a real estate investment trust (REIT) that owns high - end hotels throughout the United States. ▪ AHP was distributed in a spin off on 11/20/13 from Ashford Hospitality Trust (AHT ). ▪ AHP focuses on high “RevPAR” (revenue per available room) hotels and owns 12 hotels with nearly 4,000 rooms in six states, Washington D.C., and St. Thomas in the Virgin Islands. ▪ AHP’s hotel properties are managed by Marriott, Hilton, Accor, and Remington. AHP is “externally advised” by Ashford Inc. (AINC) ▪ Chairman Bennett (CEO of AHP, AHT & AINC) and his father will own 56% of AINC, 5x their percentage interest in AHP. 1 ▪ AINC takes substantial fees from AHP including, in 2015, $8.6m in base fees, $3.8m in incentive fees, $3.6m in equity - based compensation, and $1.8m in expense reimbursements. Hilton La Jolla Torrey Pines AHP Closing Price (3/18/2016) $10.72 Shares & Partnership Units Outstanding 32.8 Market Cap (including Partnership Units) $352 Preferred Stock Liquidation Preference $65 Consolidated Debt $840 JV partner's share of Consolidated Debt - $49 Cash, Cash Equivalents, and Hedge Fund Investment $160 Net Debt & Preferred Stock $696 Enterprise Value $1,048 2015 Comparable Hotel EBITDA (excluding minority interests) $116 2015 Comparable Operating Metrics 2015 ADR (Average Daily Rate) $226.87 2015 Occupancy 82.32% 2015 RevPAR (Revenue Per Available Room) $186.76 (all figures as of Q4 2015 Earnings Release unless otherwise stated) (all figures in millions other than stock price and operating metrics) (1) On a fully diluted, as converted basis pro forma for the pending Remington transaction.

10 AHP is Significantly Undervalued Relative to its Peers ▪ We agree with Chairman Bennett that AHP is undervalued: “We believe...private market cap rates would imply share prices for [AHP] of...$27.60.” - Chairman Bennett, Second Quarter 2015 Conference Call, August 7, 2015 ▪ AHP’s operating performance under its property management contracts with Marriott, Hilton and others has been solid, with Hotel EBITDA increasing 8.8% in 2014 and 8.5% in 2015 and RevPAR increasing 8.3% in 2014 and 7.3% in 2015. ▪ AHP trades cheaply compared to its peers on multiple measures: ▪ AHP trades at 10.1 times consensus 2016 EBITDA estimates. At current prices, AHP’s peer group trades at an average of 11.4 times consensus 2016 EBITDA estimates. ▪ Furthermore, we believe EBITDA meaningfully undervalues AHP because of its small size and significant corporate expense burden relative to its peers. At current pricing, AHP trades at an implied cap rate on estimated current year asset - level net operating income of over 10% versus a peer average of 7.8%. We agree with Chairman Bennett that AHP is undervalued. We disagree with the reason. We think that that the conflicts of interest, faulty corporate governance, poor capital allocation and related party dealings have deterred and frustrated investors

11 Monty J. Bennett – One Man, Many Hats MONTY J. BENNETT Chairman/CEO of External Manager Chairman/CEO Chairman/CEO CEO and co - owner (with father Archie Bennett) Chairman, 25% General Partner Owner

12 AHP’s Unorthodox and Value - Impairing Advisory Agreement ▪ AHP and AINC, its external advisor, share a common chairman of the board and CEO (Bennett), and the officers and senior management are the same. ▪ AINC collects a base fee from AHP based on AHP’s total enterprise value and an incentive fee based on relative performance. ▪ The base fee rewards asset growth, not shareholder return. (e.g., Bardessono, June 2015) ▪ The incentive fee accretes even in years of negative shareholder return (such as in 2015) and does not include a traditional high - water mark. ▪ In addition, the termination fee is significantly above - market. ▪ In our September 1, 2015 letter to AHP, we provided empirical support that a customary fee in the industry would be three times trailing fees or less. AHP’s initial advisory agreement contained a similar formula in one of two termination fees (since eliminated). ▪ Following our September letter, in the fall of 2015, AHP estimated their termination fee would be about five times this amount ( approximately $150 million) and has since indicated that it may be significantly more: “hundreds of millions of dollars”. AHP’s advisory agreement incentivizes empire building over shareholder returns. Its drafting and terms are in line with Chairman Bennett’s interests, not shareholders’

13 I AHP Background and History II AHP’s Fundamental Failings Harming Shareholder Value III Sessa’s Nominees IV Sessa’s Goals

14 Conflicts in Capital Allocation and Transactions ▪ Capital allocation and transactions have been burdened by the conflict with AINC and have harmed shareholders: ▪ Failed to Sell Property : Announced a sale process for Courtyard Philadelphia, but consistent with incentives of their external manager to grow (not reduce) assets, failed to consummate a transaction. ▪ Acquisition that Benefitted Chairman Bennett Personally : The Hotel Bardessono acquisition benefited Remington - an entity owned 100% by Chairman Bennett and his father - by giving Remington the management contract pursuant to an exclusivity agreement. ▪ Equity Issuance : Below Chairman’s own (subsequent) NAV estimate, growing the management fee base but diluting shareholders. ▪ Seeded Chairman Bennett’s Hedge Fund : Made $50 million hedge fund investment – Chairman Bennett and AINC own 25% and 60%, respectively, of the hedge fund’s general partner. ▪ Above market purchase by AHP of AINC shares : Paid 59% premium to market to buy AINC stock, taking out the largest outside shareholder in AINC, again benefitting Chairman Bennett. AHP allocated capital and entered transactions that benefit Chairman Bennett at the expense of shareholders. This poor behavior has accelerated since Sessa first became a shareholder

15 Excessive, Reckless, and Impenetrable Termination Fee ▪ Over the last 2 years, the current AHP Board has revised the termination fee in multiple ways that have been shareholder - unfriendly and destructive to long - term value. The fee is: ▪ Excessive : AHP says the fee is “hundreds of millions of dollars .” This at a company whose current market capitalization is approximately $300 million. We believe that 3x base management fees or about $25 - 30 million would be much closer to industry standards. ▪ Reckless : There is no cap to this fee. If this fee increases and AHP’s stock price declines due to market conditions or continued poor governance, it could even exceed AHP’s market cap. ▪ Impossible to Calculate : Inputs require AINC cost allocations that are not disclosed and since June 2015 include “adjustments” to AINC’s EBITDA that rest on AINC’s discretion. It is so difficult to calculate that not even AHP has been willing to estimate it beyond simply giving the imprecise range of “hundreds of millions of dollars ”. ▪ Self Enriching : The fee is paid to AINC, a company where Chairman Bennett has engineered multiple transactions that would materially increase his and his father’s economic interest to over 56 % of AINC. 1 ▪ Board Makes Bad Situation Worse : The Board has approved changes that eliminated a lower termination fee for unsatisfactory performance or unfair fees, applied the fee to elections of directors and asset sales of more than one hotel in a single year, allowed a change to the much more expensive “Net Earnings” definition contrary to plain language, and removed supervision of the CEO. (1) On a fully diluted, as converted basis pro forma for the pending Remington transaction.

16 Blocking a Fair Shareholder Election: Proxy Penalty ▪ Current AHP directors and AINC contrived an unprecedented mutual entrenchment scheme, the “Proxy Penalty”. Through the advisory agreement, which was never approved by shareholders , a termination fee may be triggered by the election of directors. This application of the termination fee (if legal) serves to entrench both the advisor by keeping friendly directors in place and the incumbent directors by making it very costly to replace them. ▪ Management has indicated that the termination fee is “hundreds of millions of dollars” and will be charged to AHP if the shareholders do not elect the incumbent slate of directors or directors approved by the incumbents. ▪ The Proxy Penalty goes beyond a staggered/classified board. Unlike a staggered/classified board which generally requires 2 years to change a board majority, the Proxy Penalty purports to deter majority change for 5 years and was implemented without shareholder approval. ▪ The current directors could easily eliminate the Proxy Penalty by “approving” the Sessa slate for this limited purpose , while still campaigning against the Sessa nominees in the election. ▪ We have sued to stop this. If current directors attempt to implement the Proxy Penalty, we intend to pursue every remedy to prevent the payment or recover the payment from the current directors. The Proxy Penalty further entrenches Chairman Bennett and incumbent directors at shareholders ’ expense by preventing a fair election

17 Penny Preferred – A Seizure of Common Voting Rights ▪ On February 2, 2016, AHP amended its operating partnership agreement to enable holders of its Operating Partnership units to purchase preferred voting shares of AHP for a penny per share. ▪ These “Penny Preferred” would represent approximately 13.3% of AHP’s voting interests on a diluted basis, and most of the shares would go to AHP insiders and family members. ▪ AHP previously made the following disclosure to shareholders on multiple occasions: ▪ “The management team of Ashford Trust, together with Mr. Archie Bennett, Jr., chairman emeritus and co - founder of Ashford Trust, will own approximately 11% of the common units of our operating partnership. Unless and until such common units are converted into shares of our common stock, the holders of such common units will not have any voting power on matters voted on by our stockholders as a result of such ownership “ ▪ However, Chairman Bennett now claims that he had wanted to offer the Penny Preferred “for many years ”, as he stated on February 4, 2016. ▪ While called “governance enhancing” by AHP, this newly created voting power would be largely given to insiders and was never approved by shareholders. It could also jeopardize AHP’s NYSE listing. Simply put, when faced with a proxy fight, AHP’s incumbent directors agreed to sell 13.3% of the vote to predominantly insiders in the midst of a contested election for the bargain basement price of $43,750

18 Unaligned, Illogical Executive Compensation ▪ Excessive Compensation : AHP’s CEO Monty Bennett receives full - time pay for a part time job ▪ CEO Monty Bennett received direct compensation from AHP of $2.4 million in stock grants in 2014. Despite this multi - million dollar payday, he received many other paychecks. CEO Bennett also serves as: ▪ AHT CEO - Compensation of $6.9 million in stock and cash in 2014 ▪ AINC CEO - Stock awards of approximately $3.6 million in 2014 ▪ Chairman and General Partner of AINC Hedge Fund – Compensation undisclosed ▪ Remington CEO – Compensation undisclosed ▪ A single CEO role is challenging enough for any one individual, but four CEO roles along with running a hedge fund is highly unusual and raises questions about his ability to adequately discharge his duties on behalf of AHP. Chairman Bennett is Double Dipping Across the Ashford Structure

19 Termination Fee: A Golden Parachute By Another Name AHT was the sole public Ashford entity, prior to the AHP spin. AHT’s change in control payments for Chairman Bennett, his father and all named executive officers were just $40 million , but now AHP and AHT together could trigger an estimated $400+ million in termination fee payments, according to management. Chairman Bennett and his family would be the indirect but primary beneficiaries of the $400+ million $200+ million ‘Golden Parachute’ to Bennett family* vs. pre - spin AHT severance of approximately $17 million * On a fully diluted, as converted basis pro forma for the pending Remington transaction. $ $ $ $0 $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 $350,000 $400,000 $450,000 $500,000 AHT pre-spin (1) AHP Termination 'for underpeformance' + AHT change of control payments (2) AHP + AHT Termination Fee (3) 1) AHT change in control payments from 2013 proxy 2) Per original AHP advisory agreement and prior to AINC spin, and AHT change of control payments from 2014 proxy 3) Per Oct 20 disclosure, may be larger today

20 Neutered Board and No Executive Accountability ▪ The Board can’t fire the CEO : Through the advisory agreement, the Board has relinquished oversight of the CEO. The advisory agreement goes so far as to make it impossible to relieve the CEO of his duties. 1 This abrogates a fundamental power of the AHP Board: oversight of management. Since AINC is also controlled by Chairman Bennett, he essentially oversees himself. ▪ Overlapping, Interlocking Management : The CEO, President, COO, and General Counsel of AHP also serve in the same management roles at AINC. ▪ Incentive Fee for Losing Money – Opposite of a Claw Back : AINC receives a stock price based incentive fee from AHP that can trigger a payment even in a year such as 2015 where shareholders suffered a substantial loss. Further, there is no “high - water mark” which is customary for incentive fees. ▪ Payment for Failure : No matter how poorly the executive team performs, the only way to fire them based on performance is to terminate the advisory agreement which would trigger a massive payment to AINC. 1) ”if the Board of Directors ever elects to appoint officers of the Company other than those provided by the Advisor, the person appoin ted as the chief executive officer by the Advisor shall be deemed the “Designated Chief Executive Officer” of the Company and shall have customary responsibilities an d authority of a chief executive officer. “ AHP’s Board has tied its own hands through the excessive termination fee and by giving away its oversight powers. Conversely, AINC makes out well in all scenarios . AHP shareholders do not

21 AHP Board Overview ▪ AHP’s external manager structure places enhanced oversight burdens on the 5 “independent” directors, because all of the officers and employees are conflicted due to their dual role as AINC and AHP executives and because virtually every decision made by this Board involves conflicts. Lacking the ability to receive conflict - free advice from company officers on major decisions, the Board must deploy extra diligence. ▪ Despite this challenge, we believe only one of the “independent directors” has ever served as an independent director at a non - Ashford, US public company. Instead, AHP’s directors all have substantial ties to Chairman Bennett and were designated as directors by AHT while AHP was wholly owned by AHT. ▪ The result has been conflict decisions approved by the Board that have benefited AINC at AHP’s detriment: ▪ Actions relating to hotel acquisitions and divestitures ▪ Approval of the Proxy Penalty ▪ Approval of the Penny Preferred ▪ Approval of the AINC stock purchase ▪ Expansion and Increase of the termination fee ▪ Seeding of AINC and Chairman Bennett’s hedge fund

22 Conflicted Board: Political ‘Mixed Agendas’ ▪ Directors Carter and Rinaldi both served in the Texas House of Representatives and received substantial financial support fro m Chairman Bennett, including $10,000 in contributions to Rinaldi while serving on the AHP Board: ▪ Director Rinaldi received $20,000 from Chairman Bennett, making him a top individual (non - family) donor. $10,000 in contributions were made while Rinaldi was serving on AHP’s Board. Chairman Bennett has been engaged in litigation with the Tarrant Regional Water District (TRWD) for two decades in a personal battle relating to his family’s 1,300 acre ranch. Rinaldi also filed a lawsuit against the TRWD and according to the Fort Worth Star Telegram : ▪ (Lead plaintiff Kyev ) “Tatum said that Monty Bennett, a wealthy Dallas landowner, supports the federal lawsuit. Bennett, who helped finance Basham’s and Kelleher’s campaigns, is also suing the water district .” 1 • Director Carter received $10,000 on 8/2/12 and $5,000 on 6/30/13. Chairman Bennett was a top individual donor to her campaigns, leading the Dallas Morning News editorial board to write: “Carter, 35, entered the race for Texas Railroad Commission last year but pulled out in October to pursue re - election to the House. The next month, she was named to the board of, and received stock in, a real estate corporation whose chairman, Montgomery Bennett, is a major donor to her and to a political action committee that has funded groups trying to defeat local school bond elections. The association causes us to wonder about agendas .” 2 1) http :// www.star - telegram.com/news/local/community/fort - worth/article3842836.html 2) http://www.dallasnews.com/opinion/editorials/20140206 - editorial - we - recommend - koop - in - gop - race - for - texas - house - district - 102.ece Neither Carter nor Rinaldi – both political cronies of Chairman Bennett – has prior public board experience. They are the wrong choice for rigorous oversight

Conflicted Board: Personal and Financial Connections

- The other non-AINC directors also have relationships that challenge true independence:
  - **Director Murphy: Financial Conflicts** – Provided substantial professional services to AHP's former parent AHT, which shares executives with AHP as well. Director Murphy's business earned a $400k fee of which $100k was paid to Mr. Murphy as a bonus. RiskMetrics previously deemed Murphy an "Affiliated Outsider" at AHT rather than a true independent director as a result. Due to his age, he is ineligible for re-election without a bylaws waiver. He has no US public company board experience outside of AHP and AHT. It is time for a change.
  - **Director Strong: Personal Conflicts** – Strong and Bennett appear to both be graduates of Memorial High School in Houston, TX in 1984, which would represent a relationship dating back 30 years. Strong has no other public company board experience.
  - **Director McWilliams: Past Financial Connections** – Was CEO of CNL Real Estate Advisors and a longtime executive of other CNL entities. CNL Hotels & Resorts, an affiliated REIT, sold a $465 million portfolio to AHT. His experience as CEO of Trustreet gives us no comfort. Trustreet shareholders earned 15% in total return during his tenure as CEO from its post-merger listing date of 2/25/2005, whereas the Dow Jones REIT Index resulted in 67% in total shareholder return during that time.



180
140
120
80
REI 152.5
TSY 98.2
2005
2006
2007

Relative price chart (base = 100) of Dow Jones Equity REIT Index and Trustreet Properties, prior to completion of sale to GE Capital

Shortage of public board experience combined with personal and financial relationships make these directors the wrong choice for rigorous oversight

Sessa Capital

23

24 Conflicted Board: Special Rights for Chairman Bennett (AINC) AINC, controlled by Chairman Bennett, has special Board rights . As long as it is Advisor, AINC has the right (enshrined in AHP’s Articles) to nominate 2 of AHP’s 7 directors. These two directors have been AINC CEO Monty Bennett and President Douglas Kessler since inception. Chairman Bennett – Mr. Bennett is not fully committed to AHP due to his conflicting chairmanships, overlapping e xecutive roles, and ownership cross holdings. Governance checks and balances have been gutted to such an extent that the only person that can fire AHP CEO Bennett is Bennett himself, wearing his AINC CEO “hat”. Director Doug Kessler – Kessler is an officer at AINC, AHT, and AHP and reports to Chairman Bennett in each role. Having a subordinate as an AHP director essentially hands Chairman Bennett 2 of 7 votes and the Chairman’s gavel . AINC dominates AHP through the advisory agreement and the appointment of all employees and officers . The Board must enforce oversight, but 30% of the Board is filled by AINC executives. AINC executives are the wrong choice for rigorous oversight

25 Conflicted Board – Committee Specific Failures Governance Committee Members: Directors Carter and Strong ▪ Approved the Proxy Penalty with entrenchment characteristics worse than a staggered board. Did not seek shareholder approval. ▪ Approved issuance of Penny Preferred creating special voting rights for insiders. Did not seek shareholder approval. ▪ Undermined intent of shareholder - approved opt out from Maryland Unsolicited Takeover Act Statute by creating the Proxy Penalty the following month. Compensation Committee Members: Directors Murphy, Rinaldi, and Strong ▪ Committee Chair Rinaldi received political donations from CEO Bennett for his campaign for elected office. ▪ Approved excessive executive compensation for part - time CEO, President, CFO and Executives. ▪ We believe Director Strong has had a 30 year connection to Chairman Bennett. Members of the Governance and Compensation Committees have heightened responsibility and have failed at rigorous oversight

26 It is Time to Stop Shareholder Value Destruction Our nominees are independent, have significant relevant experience, and will put shareholder interests first, not Chairman Bennett’s. ▪ AHP’s conflicted Board either cannot or will not stop Chairman Bennett’s self - enriching approach to corporate governance ▪ Only wholesale Board change can stop the bleeding of AHP shareholders A Board with a majority of directors who are not handpicked by Chairman Bennett is needed to serve as an appropriate counterweight. The Board must protect shareholder interests and provide rigorous oversight

27 I AHP Background and History II AHP’s Fundamental Failings Harming Shareholder Value III Sessa’s Nominees IV Sessa’s Goals

Lawrence A. Cunningham 28 KEY QUALIFICATIONS FOR AHP: • Corporate Culture • Corporate Governance & Fiduciary Duty • Extensive Background in Corporate Law Relevant Experience Lawrence A. Cunningham, age 53, has been the Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C. since 2007 where he also served as an Executive Board Member of the University’s Center for Law, Economics and Finance (C - LEAF), and the Director of C - LEAF in New York. He previously served as Professor of Law and Business at Boston College Law School from 2001 to 2007, including a two - year term as Associate Dean from 2005 to 2007, and Professor of Law and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law in New York City from 1992 to 2000. Prior to that time, Mr. Cunningham served as of counsel for Roberts, Sheridan & Kotel from 1994 to 2000 and practiced corporate law with Cravath , Swaine & Moore from 1988 to 1994, engaging in the areas of governance, securities, and mergers and acquisitions in both roles. Mr. Cunningham has published over forty research articles addressing corporate governance and related matters in academic journals such as Columbia Law Review, as well as numerous other works on corporate governance matters in periodicals such as Directors & Boards, The New York Times and The Wall Street Journal. He has also authored a number of books, including The Essays of Warren Buffett: Lessons for Corporate America, in collaboration with Warren Buffett. He is a Member of the Dean’s Council of Lerner College of Business of the University of Delaware and of the Editorial Board of the Museum of American Finance in New York. Mr. Cunningham received a B.A. in Economics from the University of Delaware and a J.D. from Cardozo School of Law in New York City.

Philip B. Livingston 29 Relevant Experience Philip Livingston, age 59, commenced a part time position as Chief Operating Officer of UASUSA, LLC, a manufacturer of unmanned aircraft systems based in Longmont, Colorado, in March 2016. Prior to that time, he was the Chief Executive Officer and a director of Ambassadors Group, Inc., a provider of educational travel experiences and online educational research materials, from May 2014 to October 2015. Prior to joining Ambassadors Group, Mr. Livingston was Chief Executive Officer of LexisNexis Web Based Marketing Solutions, a provider of software applications and marketing services for the legal industry, until October 2013. He joined LexisNexis in April 2009 as Senior Vice President of Practice Management and served in executive management positions from April 2009 to October 2013. In the past, Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment. From 1999 to 2003, he served as President of Financial Executives International, one of the leading professional associations of chief financial officers and controllers. In that role, he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes - Oxley Act. Mr . Livingston earned a B.A. in Business Management and a B.S. in Government and Politics from the University of Maryland and a M.B.A. from the University of California, Berkeley. Mr. Livingston currently serves as a director of Ambassadors Group and Rand Worldwide, Inc. In the past, he has served on numerous public and private company boards, including Broadsoft Corporation, Nexsan Technologies, Insurance Auto Auction, Cott Corporation, MSC Software, Approva Corporation, QLT, Inc., Catalina Marketing Corporation, Intrado Corporation, Senesco Technologies, Inc. (now known as Sevion Therapeutics, Inc.), SITO Mobile and Seitel Inc. He is a current member of the American Institute of CPAs (AICPA). He previously served as a public company audit committee chair. He previously served on the Financial Accounting Standards Board Advisory Council and the Standards Advisory Council of the International Accounting Standards Board. He also served on the AICPA CPA Board of Examiners that oversees the CPA exam for U.S. state boards of accountancy. KEY QUALIFICATIONS FOR AHP: • Former Public Company CFO • Extensive Public Company Board Experience • Experience as Audit Committee Chairman at Six Companies • Significant Public Accounting Background AHP Ownership : Mr. Livingston owns 4,000 shares of AHP

John E. Petry 30 Relevant Experience John Petry , age 44, founded Sessa Capital in November 2012 and since that time has served as Sessa Capital’s managing member and sole portfolio manager responsible for portfolio management, risk management, and overseeing research. Prior to founding Sessa Capital, Mr. Petry was a Senior Investment Principal and Chief Operating Officer at Columbus Hill Capital Management, an opportunistic credit hedge fund that focused on distressed investing, from November 2010 to February 2012, and a Partner at Gotham Capital, a private hedge fund sponsor where he employed a value - based approach to investing, from July 1997 to October 2010. During that time, Mr. Petry also managed the hedge fund Sissa Capital. Prior to Gotham Capital, he was an Analyst at Opus Capital, a value - oriented hedge fund, from 1995 to 1997 and an Associate at Conning and Company from 1993 to 1995. Mr. Petry graduated from The Wharton School of the University of Pennsylvania with a B.S. in Economics in 1993. Alignment of Interest with Shareholders : Sessa Capital is currently AHP’s third - largest shareholder, owning approximately 8.2% of outstanding common shares. KEY QUALIFICATIONS FOR AHP: • Experience as a Senior Executive/Partner at Multiple Asset Managers • Significant Alignment with Public Shareholders as Principal of Third - Largest AHP Shareholder

Daniel B. Silvers 31 Relevant Experience Daniel B. Silvers, age 39, has served as the Founder and Managing Member of Matthews Lane Capital Partners LLC, an investment firm, since June 2015. From March 2009 to June 2015, Mr. Silvers served as President of SpringOwl Asset Management LLC (including predecessor entities), an investment management firm. From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition - oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined a predecessor of SpringOwl from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009 as Vice President. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc. from 1999 to 2005. Mr. Silvers currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. and, in March 2016, was appointed to the board of PICO Holdings, Inc., a diversified holding company, including the Compensation Committee, Corporate Governance and Nominating Committee and Strategy Committee of PICO’s board. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc. and bwin.party digital entertainment plc. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors’ “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. He has also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management. KEY QUALIFICATIONS FOR AHP: • Hospitality Investment Banking Experience • Extensive Public Company Board Experience, Including in the Hospitality Industry • Significant Background in Corporate Governance

Chris D. Wheeler 32 Relevant Experience Chris D. Wheeler, age 59, has been a partner at Triton Atlantic Partners, LLC since March 2009. Triton Atlantic is a real estate development and management company specializing in acquiring, developing and managing residential, resort, multi - family and commercial projects for owners and investors throughout the United States and Caribbean. Mr. Wheeler served as Chairman and Chief Executive Officer of Gables Residential Trust, a real estate investment trust formerly listed on the NYSE that specialized in the development and management of multifamily residences, from 1999 to 2005. He commenced working at Gables as a trustee and Senior Vice President following Gables’ acquisition of the business and properties of the South Florida operations of Trammell Crow Residential in April 1998. Previously, Mr. Wheeler had 16 years’ experience with various Trammell Crow entities, most recently as Group Managing Partner for Trammell Crow Residential where he oversaw its multifamily residential operations throughout the Southeast, Mid - Atlantic and Northeast regions. Mr. Wheeler has served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), as a director on the Executive Committee of the National Multi Housing Council and the board of directors of the National Association of Home Builders. Mr. Wheeler graduated with honors from the California Institute of Technology with a major in Applied Physics, and received a M.B.A. from Harvard Graduate School of Business. KEY QUALIFICATIONS FOR AHP: • Former Public REIT CEO • Experience as Public Company Chairman • Significant Real Estate Transaction Experience • NAREIT Board Service

33 I AHP Background and History II AHP’s Fundamental Failings Harming Shareholder Value III Sessa’s Nominees IV Sessa’s Goals

34 Best in Class Governance ▪ If the Sessa slate is elected, the majority of the Board (5 of 7 members) will be independent directors with no personal or financial ties to the existing management team or AINC ▪ Commitment to “best - in - class” corporate governance, led by Professor Cunningham, Former Director of the Heyman Center on Corporate Governance ▪ We expect to hold any related party transactions to an enhanced level of scrutiny, including the examination of indemnification and exculpation around any such transactions ▪ Any related party contracts, including the advisory agreement, will be examined with a fresh set of eyes, free of personal conflicts ▪ We will work to undo any harm that may have resulted from the Penny Preferred ▪ Explore all options to invalidate or renegotiate the termination fee ▪ Contrary to existing practice, we will propose that the CEO no longer also serve as Chairman of the Board A new Board of majority independent directors with no historical ties to any Ashford entity or Chairman Bennett will provide AHP shareholders with an appropriate counterweight to AINC and the Bennett family

35 Capital Allocation Focused on Shareholder Value ▪ WE WILL GROW AHP ONLY WHEN IT CLEARLY BENEFITS AHP: ▪ No growth for the purposes of increasing the management fees of AINC: – No dilutive equity issuances – No expensive trophy property acquisitions justified by optimistic pro formas ▪ Always prioritize the interests of AHP above AINC or Insiders ▪ WE WILL ENDEAVOR TO: ▪ Increase AHP’s net asset value per share, adjusted for dividends ▪ Return capital to shareholders when the stock trades at a meaningful discount to NAV or private market values ▪ Adopt a more prudent target leverage strategy closer to lodging REIT peers ▪ Consider any strategic action that enhances the value per share to shareholders, including asset sales

36 Capital Allocation, Continued ▪ WE WILL PROMPTLY: ▪ Issue a redemption notice to Ashford Quantitative Alternatives (U.S.) LP, the hedge fund where Chairman Bennett serves as Chairman of the manager, is part owner of the General Partner and lost money for AHP in 2015 ▪ Evaluate the highest and best use for such proceeds at the time received, including the possibility of buying back stock or reducing debt ▪ Consider strategic acquisitions or dispositions, depending on market conditions at the time, AHP’s current valuation, and the best interests of shareholders

37 Sessa Nominees will Preserve Business Continuity ▪ A Board change will not alter day - to - day management ▪ Property Management Continuity: The property managers will have an obligation to continue to deliver services to AHP under AHP’s Property Management Agreements ▪ Board Continuity: We are not nominating a full slate so that we can preserve Board continuity. We expect that, if our slate wins the election, two continuing directors will serve with us, however, we will be prepared to fill those seats with new, highly qualified directors if the remaining incumbents decline the opportunity to continue serving as directors. ▪ Management Continuity: If the Court grants relief on the Proxy Penalty or the AHP directors eliminate the Proxy Penalty, AINC would still be obligated to provide its services to AHP. AHP’s hotels are not managed on a day to day basis by AINC. Premier property management companies such as Marriott and Hilton manage the hotels; a change in the Board composition will not impact hotel operations

38 Strategic Alternatives ▪ By the end of May, AHP’s strategic review process will be 9 months old. We will review the work of AHP’s Board and the performance of AHP’s investment banker. If appropriate, we will retain new bankers. ▪ AHP falsely claims that we are “only interested in a quick sale”. ▪ Once we have access to Board level, non - public information, we will engage in the best course of actions for shareholders at that time. ▪ Sessa Capital’s founder has a two decade reputation as a long term investor, and this is his first proxy contest. We ask you to judge for yourselves which narrative rings true. ▪ Our guiding principle will be what is best for AHP shareholders and only AHP shareholders . Chairman Bennett has greater economic alignment with AINC, while we have sole economic alignment with the AHP shareholders . The Sessa nominees, comprised of a former REIT CEO with a successful exit, a seasoned corporate executive, a corporate governance expert, a former hospitality banker, and the founder of AHP’s third largest shareholder , possess the skills and experience to successfully assume the responsibilities of the strategic review

39 Key Conclusions ▪ The expansion of the termination fee, which would personally benefit Chairman Bennett and his father, is only one symptom of the Board’s failure to protect shareholders and the untenable nature of the AHP structure. ▪ Current directors have expanded the size and application of this excessive fee. This uncapped fee is reckless and those who approved these arrangements are unqualified to serve as directors ▪ Worst in class corporate governance cannot be rewarded. If these behaviors are permitted, expect to see value destructive actions here and in many more companies going forward. ▪ Incumbent directors cannot or will not stop Chairman Bennett. Majority change is needed. We have a slate of better qualified, unconflicted directors to fight for all shareholders. All are committed to dramatically improving AHP’s governance and working to maximize shareholder value.  Vote the WHITE Card Today  

40 Appendices

41 Appendix A – Summary Timeline of Key Events ▪ November 2013 : AHP begins trading, advisory agreement with Ashford Advisors allows AHP to terminate agreement for three times trailing fees for unsatisfactory performance or unfair fees. ▪ January 2014 : AHP sells 9.2 million shares to the public at $16.50 per share. ▪ May 2014 : AHP and Ashford Advisors amend their advisory agreement, extending its term from 5 to 20 years and removing the “three times trailing” termination fee for unsatisfactory performance or unfair fees and replacing it with a much more expensive ‘net earnings’ based multiple. ▪ November 2014 : AHT, AHP’s former parent, spins off AINC; post - spin, AINC is external advisor to both AHT and AHP. ▪ June 2015 : ▪ AHP announces the acquisition of the Bardessono for $85m, or 18.4 times trailing and 16.5 times forward EBITDA. At the time, AHP traded for approximately 12 times trailing adjusted EBITDA. AHP primarily financed this acquisition with an issuance of $65m of convertible preferred, convertible at $18.90 per share, significantly less than AHP’s implied value stated by Chairma n Bennett less than two months later, and an issuance of common stock at $15.52 per share. ▪ AHP’s Board approves the Third Amended Advisory Agreement which includes several shareholder - unfriendly changes, including the Proxy Penalty. ▪ July 2015: AHP makes above market purchase of AINC stock. ▪ August 2015 : AHP announces decision to explore strategic alternatives, including a possible sale. ▪ November 2015 : AHP announces acquisition of the Ritz - Carlton St. Thomas for $64 million. ▪ January 2016 : Sessa announces it will nominate a slate of five directors at AHP’s next annual meeting.

42 Appendix B – Summary of the Advisory Agreement Under the advisory agreement between AHP and AINC: ▪ AINC provides a management team to AHP and is responsible for, among other things, sourcing and evaluating acquisitions and dispositions, “asset managing” AHP’s hotels, overseeing property managers, handling finances and reporting requirements, and negotiating loan terms. AHP has no employees. ▪ In exchange, AINC receives: ▪ Base Fee – A 70 basis point fee on AHP’s “total market capitalization” (based on the sum of common equity, preferred equity, and debt). This fee is uncapped, encouraging growth through acquisitions and additional capital raises, regardless of whether suc h activities are dilutive or beneficial to shareholders. Conversely, the fee has a floor based on the greater of ( i ) 90% of the prior year’s fee (a measure that reduces a fee decline) and the (ii) G&A ratio of a peer group multiplied by AHP’s total market capitalization. As a result, AINC is rewarded for growing assets at AHP but is punished much less for declines in AHP’s value . ▪ Incentive Fee – A 5% fee on AHP’s annual total shareholder return in excess of a peer group (capped at 25%), multiplied by fully diluted equity value. The incentive fee pays out even in years of negative shareholder return and does not include a traditional high - water mark. In 2015, AINC accrued $3.8 million of incentive fees from AHP simply because AHP fell less than its peers . ▪ Equity Grants – In 2015, AHP accrued $3.6 million of equity - based compensation to AINC’s employees. ▪ Expense Reimbursement – AHP is required to reimburse AINC for all costs incurred in connection with AINC’s services under the advisory agreement, other than wages, salaries, cash bonuses, and benefits. ▪ While we believe the ongoing fees under the advisory agreement are flawed; the most concerning element of the advisory agreem ent is the fee if the agreement is terminated. ▪ The termination fee has worsened significantly over time. Management most recently estimated the fee to be “hundreds of mill ion s “of dollars – AHP’s market capitalization is approximately $300 million and AINC’s is approximately $85 million.

Disclaimer

This presentation contains information and other content ("Third Party Content") relating to Ashford Hospitality Prime, Inc. ("AHP") by persons not affiliated with the Sessa Capital (Master), L.P. ("Sessa Capital") or the other Participants (as defined below), including as derived from SEC filings and other reports by AHP and other third parties not affiliated with the Participants. Neither the Participants nor their affiliates shall be responsible or have any liability for any misinformation contained in any third party filing or report or any Third Party Content. Although Sessa Capital believes that the information included herein is substantially accurate in all material respects, Sessa Capital makes no representation or warranty, express or implied, as to the accuracy or completeness of such information, and expressly disclaims any liability relating to such information. Sessa Capital disclaims any obligation to update the information and other content contained in this presentation.

Caution Regarding Forward-Looking Statements: This presentation contains "forward-looking statements." All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking; the words "will," "could," "expect," "believe," "goal," and similar expressions generally identify forward-looking statements. These forward-looking statements are based on current views with respect to future events and financial performance. Actual results could differ materially from those projected in such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Sessa Capital.

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed or referred to on the site, could cause results to differ materially from those expressed or suggested in any forward-looking statement. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Except as required by law, neither the Participants nor any of their affiliates undertakes any obligation to disclose the results of any revisions that may be made to these forward-looking statements to reflect new information or events or circumstances that occur after the date of such projected results or statements or to reflect the occurrence of unanticipated events or otherwise.

Additional Information And Where To Find It: Sessa Capital and the other Participants (as defined below) have filed with the SEC a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of AHP. The participants in the proxy solicitation include Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the "Participants").

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS' SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Sessa Capital

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